Exhibit 10.1

OPTION EXERCISE AGREEMENT

OPTION EXERCISE AGREEMENT, dated as of August 25, 2010, and effective as of July 1, 2010, between Advanced Automation Group, LLC, a Delaware limited liability company (“Company”), Harbin Electric, Inc., a Nevada corporation (“HRBN”), Shelton Technology, LLC, a Michigan limited liability company (“Shelton”), and the persons listed on Schedule A (“Shelton Personnel”).

Pursuant to an letter agreement, dated April 9, 2007, between HRBN and Shelton, as amended December 11, 2008, April 21, 2009, and December 7, 2009 (“Letter Agreement”), HRBN has the right (“Option”) to require Shelton to contribute to Company the Licensed Assets and the Customer Accounts, as defined in the Letter Agreement (“the Contributed Assets”), in consideration for a limited liability company interest entitling Shelton to a 49% share of Company’s profits, losses, and distributions of its assets, in accordance with Company’s Limited Liability Company Agreement in the form of Exhibit A.

The parties accordingly agree as follows:

ARTICLE I
EXERCISE OF OPTION

1.1           Exercise.  HRBN hereby exercises the Option.

ARTICLE II
CONTRIBUTION BY SHELTON

2.1           Contribution.  Shelton hereby contributes to Company all right, title, and interest in and to all of the Contributed Assets, free and clear of any adverse claim, covenant not to compete or similar agreement, encumbrance, license right, lien, security interest, transfer restriction, royalty or similar obligation, or other claim or right of any third party (“Encumbrance”).  Shelton, at its expense, shall execute all such further documents and instruments, including assignments of ownership or title or of any registered copyright, mask work right, patent, trademark or service mark, or Internet domain name or application therefor (“Registered IP”) included in the Contributed Assets, in form sufficient to register same in Company’s name or the name of any Company designee, with the United States Patent and Trademark Office or like authority of the United States, any state, territory, or other jurisdiction of the United States, or any foreign government, and take such further action, including payment of transfer fees, as Company shall reasonably request from time to time to effectuate the intentions hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Shelton and the Shelton Personnel hereby jointly and severally represent and warrant to Company as follows:

3.1           Shelton’s Formation, etc.  Shelton is a limited liability company organized and in good standing under the laws of Michigan.  Shelton previously has delivered to Company complete and accurate copies of its certificate of formation and operating agreement, including all amendments, all of which are in effect as of the date hereof.

3.2           Proper Proceedings, etc.  All limited liability action and other proceedings required to be taken or conducted by or on behalf of Shelton or its members or managers to authorize Shelton to enter and carry out this Agreement have been duly taken or conducted, and this Agreement constitute a legal, valid and binding obligation of Shelton and each of the Shelton Personnel, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and to the extent that equitable remedies, such as injunctive relief or specific performance are within the discretion of courts of competent jurisdiction.

3.3           No Conflict.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default or loss of a benefit under or permit the acceleration of any obligation under Shelton’s organizational documents, any contract, agreement, or commitment of Shelton, or any permit, concession, grant franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Shelton or to its properties, including any of the Contributed Assets.

3.4           Government Authorization.  No consent, approval, order, or authorization of or registration, declaration or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement or the consummation by Shelton or any of the Shelton Personnel of the transactions contemplated hereby or thereby.

3.5            Shelton Personnel.  All of Shelton’s members and managers are identified on Schedule A, which accurately sets forth each member’s membership percentage and each manager’s management position with Shelton.  Each former Shelton member or manager and each other technician, engineer, or other professional currently or formerly employed by Shelton is identified on Schedule 3.5. Shelton has previously delivered to Company complete and accurate copies, including all amendments, of each confidentiality or intellectual property assignment agreement signed by each such person in Shelton’s favor.

3.6           Contributed Assets.

(a)           Schedule 3.6(a) lists all of the Contributed Assets.  Company has at all times owned, and is transferring good and marketable title to, each item of the Contributed Assets, free and clear of any Encumbrance.  The title, serial or registration number, date of filing, expiration date, and relevant jurisdiction with respect to each item of Registered IP is set forth on Schedule 3.6(a).  Schedule 3.6(a) also identifies each invention or unregistered mask work right or copyright included in the Contributed Assets as to which Shelton is contemplating filing an application for a patent or registration that has not been filed.

(b)           Each Person not listed on Schedule A or Schedule 3.5 that developed in whole or part, alone or jointly with any other person, or otherwise at any time had any ownership right, claim, or interest to or in, any item of Contributed Asset is identified on Schedule 3.6(b), together with each agreement between such person and Shelton with respect to such Contributed Asset.  Shelton has previously delivered to Company complete and accurate copies, including all amendments, of each such agreement.

(c)           None of the Contributed Assets has violated, infringed, or misappropriated or is now violating, infringing, or misappropriating any copyright, logo, mask work right, patent, trademark, service mark, trade secret, or other proprietary right belonging to any other person, and no person has made any assertion inconsistent with the foregoing.  To the knowledge of the Shelton Personnel, no person has violated, infringed, or misappropriated or is now violating, infringing, or misappropriating any Contributed Asset or threatened to do so.  None of the Contributed Assets is, or on account of the transactions contemplated hereby would become, subject to any contractual restriction on any use or disclosure thereof.

(d)           None of Shelton’s confidential information included in the Contributed Assets has been used, divulged or appropriated for the benefit of any person, other than Shelton or Company or to the detriment of Company.  Shelton has taken reasonable security measures to protect the secrecy, confidentiality, and value of its confidential information.

ARTICLE IV
INDEMNIFICATION

4.1           Shelton and the Shelton Personnel (“Indemnitors”), jointly and severally, shall indemnify Company and its affiliates and representatives (“Indemnitees”) from and hold Indemnitees harmless with respect to any claim, cost, damage, expense, liability, or loss, including attorneys’ fees and other legal costs or expenses, arising out of any breach by any Indemnitor of any representation, warranty, agreement, or covenant made by it or him or herein. Indemnitees shall give prompt notice to Indemnitors of any claim or condition to which the foregoing indemnification covenant relates.  At their election, Indemnitors may control the defense of such claim, at their expense, and Indemnitees will not settle any such claim without the consent of Indemnitors.

ARTICLE V

5.1           Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof.  No provision of this Agreement may be explained or qualified by any prior or contemporaneous understanding, negotiation, discussion, conduct, or course of conduct, and, except as otherwise expressly stated herein, there is no condition precedent to the effectiveness of any provision hereof.  No party has relied on any representation, warranty, or agreement of any person in entering this Agreement, except those expressly stated herein.

5.2           Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.  This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original or signature pages transmitted electronically that together (but need not individually) bear the signatures of all other parties.

5.3           Notices.  Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given:  if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; if by telecopier, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or five days after mailing by certified or registered mail, return receipt requested.  Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions (telephone numbers are for convenience only):

To AEM,

ATTN: Tianfu Yang
No. 9 Ha Ping Xi Lu, Harbin Kai Fa Qu, Harbin, China 150060
Telecopier: 86-0451-8611-6769
Telephone: 86-0451-8611-6787

To Shelton

ATTN: Julie Chen
1685 W. Hamlin Road, Rochester Hills, MI 48309
Telecopier: 248-233-6725
Telephone: 248-703-2091

5.4           Amendments; Waivers; Remedies.

(a)           This Agreement cannot be amended, except by writing signed by Company, Shelton, and a majority of the Shelton Personnel, or terminated orally or by course of conduct.  No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)           Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition.  No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.  No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)           Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

5.5           Governing Law.  This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Delaware, without regard to choice or conflict of laws principles that would result in the application of the substantive laws of any other jurisdiction.

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IN WITNESS WHEREOF, the Members have executed this Agreement, effective as of the date first written above.

Julie Chen (fka: Julie Xie)

Shaotang Chen

ADVANCED ELECTRIC MOTORS, INC.

By:	Tianfu Yang
Title: Chairman of the Board

SHELTON TECHNOLOGY LLC

By:	Julie Chen (fka: Julie Xie)
Title: Managing Director

SCHEDULE A

Names, Addresses, and Percentages of the Members
With Shelton Technology LLC

As of July 1, 2010

Name, Address, Telecopier Number and Telephone Number	Percentage

Julie Chen (fka: Julie Xie) 1685 W. Hamlin Road Rochester Hills, MI 48309 Telecopier: 248-233-6725 Telephone: 248-703-2091	100%

SCHEDULE 3.5

Former Shelton Member or Manager and Technician, Engineer, or Other Professional Currently or Formerly Employed by Shelton

As of July 1, 2010

Julie Chen (fka: Julie Xie)
1685 W. Hamlin Road
Rochester Hills, MI 48309
Telecopier: 248-233-6725
Telephone: 248-703-2091